UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 24, 2020

NanoVibronix, Inc.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

001-36445	01-0801232
(Commission File Number)	(IRS Employer Identification No.)

525 Executive Blvd., Elmsford, NY 10523

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (914) 233-3004

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communication pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communication pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company [X]

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. [  ]

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.001 per share	NAOV	Nasdaq Capital Market

Item 1.01 Entry into a Material Definitive Agreement.

On August 24, 2020, NanoVibronix, Inc. (the “Company”) entered into an underwriting agreement with H.C. Wainwright & Co., LLC (“Wainwright”) (as amended and restated, the “Underwriting Agreement”). Pursuant to the Underwriting Agreement, the Company agreed to sell, in an upsized firm commitment offering, 4,333,334 shares (the “Shares”) of the Company’s common stock, $0.001 par value per share (the “Common Stock”), to Wainwright at an offering price to the public of $0.75 per share, less underwriting discounts and commissions. In addition, pursuant to the Underwriting Agreement, the Company has granted Wainwright a 30-day option to purchase up to an additional 650,000 shares of Common Stock at the same offering price to the public, less underwriting discounts and commissions. Wainwright partially exercised its option to purchase an additional 198,100 shares of Common Stock, for an aggregate of 4,531,434 shares of Common Stock.

The Company expects to receive net proceeds from the sale of the Shares, after deducting underwriting discounts and commissions and other estimated offering expenses payable by the Company, of approximately $2.7 million, which includes proceeds from the additional shares of Common Stock to be sold pursuant to Wainwright’s partial exercise of its option to purchase additional shares. The Company intends to use the net proceeds from the offering for working capital and other general corporate purposes, including for the transition of manufacturing of the Company’s products from China to the United States.

The offering, including the shares to be issued and sold pursuant to the partial exercise of Wainwright’s option to purchase additional shares, is expected to close on August 27, 2020, subject to satisfaction of customary closing conditions.

Wainwright is acting as the sole book-running manager for the offering. The Company will pay Wainwright an underwriting discount equal to 7.5% of the gross proceeds of the offering and a management fee equal to 1% of the gross proceeds of the offering, and reimburse Wainwright for a non-accountable expense allowance of $50,000, up to $100,000 in legal fees and $12,900 for clearing expenses. Additionally, as partial compensation for Wainwright’s services as underwriter in the offering, the Company has agreed to issue to Wainwright warrants to purchase 339,858 shares of Common Stock (or if Wainwright exercises its remaining option to purchase additional shares of Common Stock in full, 373,750 shares of Common Stock), equal to 7.5% of the aggregate number of shares of Common Stock placed in the offering (the “Wainwright Warrants”). The Wainwright Warrants have a term of five (5) years from the date of the Underwriting Agreement and an exercise price of $0.9375 per share (equal to 125% of the offering price per share).

Neither the issuance of the Wainwright Warrants nor the shares of Common Stock issuable upon the exercise of the Wainwright Warrants (the “Wainwright Warrant Shares”) are registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws. The Wainwright Warrants and the Wainwright Warrant Shares will be issued in reliance on the exemptions from registration provided by Section 4(a)(2) under the Securities Act and Regulation D promulgated thereunder.

The sale of the Shares, including shares sold pursuant to Wainwright’s partial exercise of its option to purchase additional shares of Common Stock, will be made pursuant to the Company’s effective Registration Statement on Form S-3 (Registration No. 333-239965), including a prospectus contained therein dated August 11, 2020, as supplemented by a prospectus supplement, dated August 24, 2020, relating to the offering.

The Underwriting Agreement contains customary representations, warranties, and covenants of the Company and also provides for customary indemnification by each of the Company and Wainwright against certain liabilities and customary contribution provisions in respect of those liabilities.

A copy of the opinion of Haynes and Boone, LLP relating to the legality of the issuance and sale of the Shares is attached as Exhibit 5.1 hereto.

The foregoing descriptions of the terms and conditions of the Underwriting Agreement and the form of Wainwright Warrant are qualified in their entirety by reference to the full text of the Underwriting Agreement and the form of Wainwright Warrant, copies of which are attached hereto as Exhibits 1.1 and 4.1, respectively, and which are incorporated herein by reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information contained in Item 1.01 of this Current Report on Form 8-K in relation to the Wainwright Warrants and Wainwright Warrant Shares is incorporated herein by reference.

Item 8.01 Other Events.

On August 24, 2020, the Company issued press releases announcing the pricing and upsizing of the offering. Copies of these press releases are attached hereto as Exhibits 99.1 and 99.2, respectively, and are each incorporated herein by reference.

Exhibit 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

1.1	Amended and Restated Underwriting Agreement, dated August 24, 2020, between NanoVibronix, Inc. and H.C. Wainwright & Co., LLC

4.1	Form of Wainwright Warrant

5.1	Opinion of Haynes and Boone, LLP

23.1	Consent of Haynes and Boone, LLP (included in Exhibit 5.1)

99.1	Press Release dated August 24, 2020 (announcing pricing of offering)

99.2	Press Release dated August 24, 2020 (announcing upsizing of offering)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NANOVIBRONIX, INC.

Date: August 26, 2020	By:	/s/ Brian Murphy
	Name:	Brian Murphy
	Title:	Chief Executive Officer